EXHIBIT 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Kurt Harrington at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports First Quarter 2013 Financial Results

Non-GAAP core operating income of $1.04 per share (diluted) for the first quarter 2013 (1)

Dividend of $0.875 per share for the first quarter 2013, payable on April 30, 2013

Annualized dividend yield of 13%(3), 17%(4) on a tax adjusted basis

Book value per share at March 31, 2013 was $32.78

ARLINGTON, VA, April 29, 2013 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today reported non-GAAP core operating income of $14.6 million for the quarter ended March 31, 2013, or $1.04 per share (diluted). A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release. On a GAAP basis, the Company reported net income of $3.2 million for the quarter ended March 31, 2013, or $0.23 per share (diluted), compared to net income of $175.8 million for the quarter ended December 31, 2012, or $13.21 per share (diluted), and net income of $10.8 million, or $1.37 per share (diluted), for the quarter ended March 31, 2012.

On March 13, 2013, the Company completed a public offering of 3,450,000 shares of Class A common for net proceeds of $87.0 million after deducting underwriting discounts and commissions and expenses. We deployed the capital raised from this public offering primarily in private-label and 30-year fixed-rate agency-backed mortgage backed securities (“MBS”).

With the completion of the IRS audit of the tax years 2009 and 2010 during the first quarter, the Company recognized an income tax benefit of $0.27 (diluted) per share on a GAAP basis resulting from the reversal of $3.7 million in federal tax liability and related interest previously accrued on an uncertain tax position.

On April 23, 2013, the Company priced an offering of $25.0 million of 6.625% Senior Notes due 2023 (the “Notes”) in an underwritten registered public offering which is expected to close on May 1, 2013. These Notes have a stated maturity date of May 1, 2023 and can be called for redemption on or after May 1, 2016, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, on those Notes to the redemption date. These Notes will be listed on the New York Stock Exchange when approved for listing.

Currently, the Company’s agency-backed MBS portfolio has a net fair value of approximately $1.65 billion. On a mark-to-market basis, the estimated hedged cost of funds associated with the Euro Dollar futures is 1.07% on a weighted average basis over 5 years starting in September 2013, with an average balance over that period of $899 million. The Company also has $225 million in notional 10-year interest rate swap futures resulting in a combined hedged notional amount of approximately $1.125 billion.

“This was another productive quarter for our business. The reallocation of capital to new private-label MBS opportunities increased our exposure to the housing recovery and expanded the potential for both appreciation in book value and the use of our tax assets.  Following our March 2013 equity offering, approximately 60% of our investable capital is currently allocated to private-label MBS. During the first quarter, agency-backed MBS prepayment speeds have remained consistently low, cash returns have remained stable and new investment opportunities continue to be attractive with expected cash returns in the mid-teens in both portfolios,” said J. Rock Tonkel, Jr., the Company's President and Chief Operating Officer.  “We are pleased with the recent debt offering and the opportunities presented by adding this accretive element to Arlington’s capital structure.  In combination with other actions, Arlington’s growth over the past year has reduced core cash operating expenses as a proportion of investable capital by approximately half and will continue to aid returns going forward.”

First Quarter Highlights

Net interest income for the quarter was $16.7 million, including non-cash accretion on private-label MBS of $0.7 million required under GAAP. Net realized cash gains were $1.5 million during the quarter. The three-month constant prepayment rate (“CPR”) for the Company’s agency-backed MBS as of March 31, 2013 was 8.64%. The Company’s debt to equity ratio at March 31, 2013 was approximately 2 to 1.

As of March 31, 2013, the Company’s agency-backed MBS portfolio consisted of $1.5 billion in face value with a cost basis of $1.6 billion and a fair value of $1.6 billion. All of the Company’s agency-backed MBS were fixed-rate 30-year MBS specifically selected for their prepayment protections with a weighted average coupon of 4.08%, a weighted average cost of 107.5, a weighted average market price of 109.1, and a weighted average cost of repo funding of 42 basis points.

As of March 31, 2013, the Company’s private-label MBS portfolio consisted of $445.6 million in face value with an amortized cost basis of $228.5 million and a fair value of $275.9 million. The following table presents certain statistics of our private-label MBS portfolio as of or for the quarter ended March 31, 2013 (dollars in millions):

Total Private-Label MBS

Fair market value	$275.9
Fair market value (as a % of face value)	61.9%
Quarterly cash yield (as a % of ending fair market value, excluding GAAP non-cash accretion)	7.2%

Quarterly unlevered yield (GAAP, as a % of amortized cost)	12.4%
Quarterly unlevered cash yield (excluding GAAP non-cash accretion)	10.8%
Average cost (as a % of face value)	50.1%
Weighted average coupon	4.2%

Face value	$445.6
Amortized cost	$228.5
Purchase discount	$217.1

60+ days delinquent	18.1%
Credit enhancement	1.2%
Severity (3-month)	47.7%
Constant prepayment rate (3-month)	17.9%

Dividend

The Company’s Board of Directors approved a $0.875 dividend for the first quarter of 2013. The dividend will be paid on April 30, 2013 to shareholders of record on March 28, 2013. This represented a 13% annualized dividend yield based on the Class A common stock closing price on the New York Stock Exchange (NYSE) of $27.32 on April 29, 2013.

(1)	Non-GAAP Financial Measures

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (GAAP), the Company has disclosed non-GAAP core operating income for the quarter ended March 31, 2013 in this press release. This non-GAAP measurement is used by management to analyze and assess the Company’s operating results and dividends. Management believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on the performance of the Company and provides additional clarity around the Company's forward earnings capacity and trend.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes net income on a GAAP basis and core operating income on a non-GAAP basis should be considered together.

In determining core operating income, the Company has excluded certain costs and the following non-cash expenses: (i) compensation costs associated with stock-based awards, (ii) accretion of MBS purchase discounts adjusted for principal repayments in excess of proportionate invested capital, (iii) unrealized mark-to-market adjustments on the trading MBS and hedge instruments, (iv) other-than-temporary impairment charges recognized and (v) benefit from the reversal of previously accrued federal tax liability and accrued interest related to uncertain tax positions.

The following table presents a reconciliation of the GAAP financial results to non-GAAP measurements for the quarter ended March 31, 2013 (dollars in thousands):

GAAP net income	$3,177
Adjustments
Adjusted expenses(a)	504
Benefit from the reversal of federal tax liability and accrued interest related to uncertain tax position	(3,744)
Stock compensation	495
Net unrealized mark-to-market loss on trading MBS and hedge instruments	14,738
Other-than-temporary impairment charges	162
Adjusted interest related to purchase discount accretion	(712)
Non-GAAP core operating income	$14,620
Non-GAAP core operating income per share (diluted)	$1.04

(a)	Adjusted expenses represent certain professional fees, litigation recovery and income taxes that are not considered representative of routine activities of the Company.

(2)	Return on Equity from non-GAAP core operating income is calculated using beginning equity and non-GAAP core operating income for the respective period.
(3)	Based on the annualized first quarter 2013 dividend and the Class A common stock closing price on the NYSE of $27.32 on April 29, 2013.
(4)	The Company's dividends are eligible for the 23.8% federal income tax rate on qualified dividend income, whereas dividends paid by a REIT are generally subject to the higher 43.4% tax rate on ordinary income. To provide the same return after payment of federal income tax as the Company, a REIT would be required to pay dividends providing a 17% yield.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that invests in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning future performance, the completion of the senior notes offering, market conditions, cash returns and earnings, investment opportunities, core cash operating expenses, portfolio allocation, plans and steps to position the Company to realize value, statements on tax benefits, including net loss carry-forwards, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in default rates, changes in the constant prepayment rate for the Company’s MBS, changes in our operating efficiency, changes in the Company’s returns, changes in the use of the Company’s tax benefits, maintenance of the Company’s low leverage posture, changes in the agency-backed MBS asset yield, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate consistent cash earnings and dividends, preservation and utilization of our net operating loss and net capital loss carry-forwards, impacts of changes to Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve and the U.S. Treasury, availability of opportunities that meet or exceed our risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in and the effects on the Company of mortgage prepayment speeds, ability to realize book value growth through reflation of private-label MBS, and general economic, political, regulatory and market conditions. These and other material risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 which is available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data follows

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,
	2013	2012
INTEREST INCOME	$18,328	$13,363

INTEREST EXPENSE
Interest on short-term debt	1,489	692
Interest on long-term debt	115	125
Total interest expense	1,604	817
Net interest income	16,724	12,546

OTHER (LOSS) INCOME, NET
Investment (loss) gain, net	(13,529)	2,808
Other loss	(4)	(4)
Total other (loss) income, net	(13,533)	2,804
Operating income before other expenses	3,191	15,350

OTHER EXPENSES
Compensation and benefits	2,349	1,960
Professional services	1,121	1,584
Business development	32	17
Occupancy and equipment	121	95
Communications	47	52
Other operating expenses	106	438
Total other expenses	3,776	4,146

(Loss) income before income taxes	(585)	11,204

Income tax (benefit) provision	(3,762)	442

Net income	$3,177	$10,762

Basic earnings per share	$0.23	$1.37

Diluted earnings per share	$0.23	$1.37

Weighted average shares outstanding - basic (in thousands)	13,927	7,865
Weighted average shares outstanding - diluted (in thousands)	14,093	7,873

Other comprehensive income, net of taxes
Unrealized (losses) gains for the period on available-for-sale securities, net of taxes	$5,654	$(4,903)
Reclassification
Included in investment (loss) gain, net, in the statement of comprehensive income
related to sales of available-for-sale securities, net of taxes	(1,154)	—
Included in investment (loss) gain, net, in the statement of comprehensive income related to other-than-temporary impairment charges on available-for-sale
securities, net of taxes	162	—
Comprehensive income	$7,839	$5,859

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

ASSETS	March 31, 2013	December 31, 2012

Cash and cash equivalents	$21,085	$35,837
Receivables
Interest	4,131	4,869
Sold securities receivable	26,632	26,773
Other	634	644
Mortgage-backed securities, at fair value
Available-for-sale	275,913	199,156
Trading	1,637,335	1,556,440
Other investments	2,180	2,347
Deferred tax assets, net	159,391	162,281
Derivative assets, at fair value	9	—
Deposits	83,618	85,652
Prepaid expenses and other assets	482	159
Total assets	$2,211,410	$2,074,158

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$1,207,171	$1,497,191
Interest payable	470	582
Accrued compensation and benefits	1,139	1,542
Dividend payable	14,591	—
Derivative liabilities, at fair value	76,509	76,850
Purchased securities payable	336,504	—
Accounts payable, accrued expenses and other liabilities	14,210	17,837
Long-term debt	15,000	15,000
Total liabilities	1,665,594	1,609,002

Equity:
Common stock	166	132
Additional paid-in capital	1,725,436	1,638,061
Accumulated other comprehensive income, net of taxes	43,647	38,985
Accumulated deficit	(1,223,433)	(1,212,022)
Total equity	545,816	465,156

Total liabilities and equity	$2,211,410	$2,074,158

Book Value per Share	$32.78	$35.24

Shares Outstanding (in thousands)	16,651	13,198